Exhibit (c)(2)

Confidential Presentation to:

Special Committee of Tangerine

Project Horoscope

September 4, 2007

                                             Lehman Brothers

Table of Contents
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                                                                                                    Agenda

I. Transaction Overview
II. Valuation Analyses

Appendix

 A. Approach and Methodology
 B. Tangerine Summary
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Lehman Brothers

Important Notice
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This presentation material (this "Material") has been prepared by Lehman Brothers Asia Limited ("Lehman
Brothers") for the special committee of the board of directors (the "Special Committee") of ASE Test
Limited (the "Company") in connection with the proposed acquisition of its 49.5% stake by its parent company, ASE Inc. (the "Proposed Transaction") . This Material is not intended to be and does not represent an opinion of Lehman Brothers to the Special Committee on the fairness and reasonableness of the terms of the Proposed Transaction. This Material must not be disclosed, copied, reproduced, distributed or communicated to any person who is neither an officer nor employee of the Company, in whole or in part, at any time without the prior written consent of Lehman Brothers.

This Material was prepared solely on information from the Company and from public sources on or prior to the date hereof. In preparing this Material, Lehman Brothers has assumed and relied upon the accuracy and completeness of the financial and other information used by it or the accuracy and completeness of any of the information contained herein without assuming any responsibility for independent verification of such information. With respect to the financial projections of the Company and its subsidiaries, upon advice of the Company, Lehman Brothers has assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the
Company as to the future financial performance of the Company and its subsidiaries, and Lehman Brothers expresses no views as to the achievement or reasonableness of any future projections, estimates or statements about the future prospects of the Company and its subsidiaries or of any of the options presented in this Material. In preparing this Material, Lehman Brothers has not conducted a physical inspection of the properties and facilities of the Company and its subsidiaries and has not made or obtained any evaluations or appraisals of the assets or liabilities of the Company and its subsidiaries.
Any views contained herein are based on financial, economic, market and other conditions prevailing as of the date of this Material.

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Lehman Brothers 1

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                                                                                          Transaction Overview

Situation Update
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                                                                                          Transaction Overview

On June 8, 2007, Tangerine received a non-binding proposal ("the Proposal") from Apple to privatize
Tangerine by way of a Scheme of Arrangement under which Apple would acquire the 49.5% it does not own in exchange for cash consideration

On June 14, 2007, Apple proposed to acquire the remaining 49.5% stake for cash at a price of $14.30 per share, representing a 0.6% premium to the last closing price of $14.21

 - On June 14, 2007, the share price of Tangerine closed at $14.37 and in the week commencing June 18,
     2007 closed at prices ranging from $14.50 to $15.02

 - As a result, the Special Committee and Apple decided to suspend discussions

On August 21, 2007, Tangerine received a letter from Apple requesting a reconsideration of the Proposal at the price of $14.30; the Tangerine share price closed at $11.07 on August 20, 2007 Following rounds of negotiations on August 30-31, 2007, Apple increased its offer price to $14.78

 - The Tangerine share price closed at $11.58 on August 30, 2007

                                     Simplified Transaction Structure

                Before                                                                  After
               [graphic]                                                               [graphic]

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Lehman Brothers 2

Overview of Apple's Proposal
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                                                                                          Transaction Overview

Review of Apple's non-binding proposal

Offer Price    Offer Price              Common Shares                                TDS(1)
                                         US$ 14.78                                   NT$ 6.10

Transaction Structure

Transaction to be effected by way of Scheme of Arrangement under Section 210, Chapter 50 of the
Singapore Companies Act

Conditions to the Offer

Signing of a Scheme Implementation Agreement

Obtaining of all authorizations, consents, clearances, permissions and approvals by both Tangerine and
Apple including Apple's board approval

Receipt of confirmation from SIC that Apple may proceed with the Privatization and the Code on
Take-overs and Mergers does not apply, or where the Code does apply, selected rules as stated explicitly will not apply Approval of the Privatization by independent shareholders at the Court Meeting The sanction of the Privatization by the Court The lodgement of the Court Order with the ACRA

No injunctions

Receipt of all approvals for the implementation of the Options Proposal

Offer for the Options

In-the-money options: shall be deemed to have been exercised on a "cashless" basis and converted into the right to receive the Scheme Consideration Out-of-money options: shall be cancelled on the effective date without any consideration to be paid

___________________________

 1. Based on the 1:80 common share / TDS ratio and exchange rate of 1 US$ : NT$ 33.00.

Lehman Brothers 3

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                                                                                            Valuation Analyses

Transaction Economics – Implied Premium

Valuation Analyses

Based on the latest offer price of US$14.78 for each Tangerine common share and the NT$ equivalent "pass through" price for each Tangerine TDS

	US Common Shares	TDSs [1]
Latest Offer	$14.78	NT$6.10
Current Tangerine Share Price (08/31/2007)	$11.77	NT$5.08
% Premium / (Discount)	*25.6%*	*20.0%*
Premium to Tangerine Historical Share Price:		
One-Week Average	*28.1%*	*23.3%*
One-Month Average	*25.6%*	*14.4%*
Three-Month Average	*11.3%*	*3.5%*
Six-Month Average	*16.9%*	*8.7%*
One-Year Average	*30.9%*	*23.2%*

1. *1:80 common share / TDS ratio; "pass through" price calculation based on exchange rate of US$1 : NT$33.00.*

LEHMAN BROTHERS

4

Transaction Economics – Implied Multiples

Valuation Analyses

(in US$ million except as noted)

Latest Offer		$14.78
Current Tangerine Share Price (08/31/2007)		$11.77
% Premium / (Discount)		*25.6%*
Implied Tangerine Equity Value		
Common Stock		$1,493.2
Stock Options [1]		$44.4
Total Diluted Equity Value		$1,537.6
Non-Convertible Debt [2]		$121.2
Market Value of Holding in Apple (3% Discount) [3]		($198.5)
Cash and Marketable Securities [2]		($235.6)
Total Enterprise Value		$1,224.8
Multiple Analysis (Including Korea)		
Enterprise Value /		
CY 2007E EBITDA [4]	$246.8	5.0 x
CY 2007E EBIT [4]	112.9	10.8 x
CY 2007E EBITDA (Adjusted for Employee Option Expense) [4]	239.3	5.1 x
CY 2007E EBIT (Adjusted for Employee Option Expense) [4]	105.4	11.6 x
Equity Value /		
CY 2007E U.S. GAAP Net Income	78.3	19.6 x
Price / 2Q 07 NTA	882.6	1.74 x
Price / 2Q 07 BV	905.4	1.70 x

1. *Assumes all outstanding options are exercisable.*
2. *Includes 30% share of ASE Korea's debt and cash.*
3. *Calculated for 206,778,782 shares held by Tangerine in Apple; assuming a 3% discount to the market price of NT$32.65 per share (as of 8/31/07) and exchange rate of US$1 : NT$33.00; no tax leakage.*
4. *2007E valuation multiples based on management estimates.*

LEHMAN BROTHERS 5

Tangerine Summary Valuation Range
--------------------------------------------------------------------------------------------------------------
                                                                                            Valuation Analyses

Tangerine Summary Valuation Range                                                Comments

[graphic]

                             Based on 52-week closing share price performance

Based on EV / 2007E EBITDA multiple of 3.5x - 4.5x
Based on EV / 2007E EBIT multiple of 9.5x - 10.5x
Apply control premium of 20%

     Based on an EV / 2007E EBITDA multiple of 4.5x - 5.5x

     Most relevant transactions are UTAC and STATS

     ChipPAC transactions

     Based on premium to one-month average of 10% - 30%

     Research price targets as of August 2007

Note: Valuation multiples based on management estimates, wherever applicable.

Lehman Brothers 6

Tangerine Historical Share Price Performance
--------------------------------------------------------------------------------------------------------------
                                                                                            Valuation Analyses

Tangerine has under-performed its peer group and outperformed NASDAQ over the past 12 months

                    Historical Share Price Performance (9/1/2006 - 8/31/2007) (1) (2)

Source: Factset and Bloomberg.

1. Comps include Amkor, Apple, ChipMOS, King Yuan, STATS ChipPAC, SPIL and UTAC.
2. Based on closing share prices.
3. VWAP represents volume weighted average price.

Lehman Brothers 7

Comparative Share Price Performance

Valuation Analyses

Indexed Price Performance (2007 YTD) (1) (2)


Index
160%
145%
130%
115%
100%
85%
1/1/2007
2/18/2007
4/7/2007
5/26/2007
7/13/2007
8/31/2007
Tangerine (US Common Shares)
NASDAQ
SOX
Comps

Summary Price Performance

% Change	Tangerine	Amkor	ChipMOS	King Yuan	STATS ChipPAC	SPIL	Apple	UTAC	NASDAQ	SOX
Past 1 Week	0.9%	(1.2%)	(1.4%)	(2.9%)	1.3%	8.5%	(0.5%)	1.7%	1.4%	2.0%
Past 1 Month	(12.4%)	2.7%	(8.0%)	(11.5%)	(2.5%)	12.5%	(8.0%)	0.9%	1.7%	(0.7%)
Past 2 Months	(19.5%)	(28.7%)	(11.6%)	(19.9%)	(8.7%)	(2.1%)	(15.4%)	0.0%	(1.4%)	(1.6%)
1/1/07 - 2007 High (7/9/07)	51.4%	71.9%	8.5%	3.3%	45.3%	48.0%	26.8%	58.9%	10.5%	11.2%
2007 High (7/9/07) - Present	(23.0%)	(28.3%)	(14.2%)	(20.1%)	(7.1%)	(10.5%)	(20.1%)	0.9%	(2.8%)	(4.4%)

1. *Comps include Amkor, ChipMOS, King Yuan, STATS ChipPAC, SPIL, Apple and UTAC.*
2. *SOX refers to the Philadelphia Stock Exchange Semiconductor Sector Index.*

LEHMAN BROTHERS 8

Tangerine Volume Weighted Average Prices
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                                                                                            Valuation Analyses

Average volume weighted trading prices indicate Tangerine share price has traded in significant volumes in the range of $10.9 - $13.8 in the past month

Past 1 month

Volume Traded                    13,851,514
Average Daily Volume                577,146
VWAP                                 $11.73

[graphic]

Past 3 months

Volume Traded                       30,084,115
Average Daily Volume                   493,602
VWAP                                    $13.27

[graphic]

Past 6 months

Volume Traded                       46,290,430
Average Daily Volume                   361,644
VWAP                                    $12.65

[graphic]

Past 12 months

Volume Traded                     77,091,729
Average Daily Volume                 305,920
VWAP                                  $11.28

[graphic]

___________________________

Source: Bloomberg, Factset.

Lehman Brothers 9

Comparable Companies Analysis
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                                                                                            Valuation Analyses

Enterprise Value / 2007E EBITDA Multiple (1)                  Enterprise Value / 2007E EBIT Multiple (1)

                                                  [graphic]

Price / 2007E Earnings Multiple (2)                               Equity Value / NTA Multiple

                                                  [graphic]

Source: Company and Wall Street research estimates.

 1. Tangerine's EBIT and EBITDA estimates adjusted for employee option expense.

 2. Net Income estimates for Apple, SPIL and King Yuan adjusted for US GAAP.

Lehman Brothers 10

Comparable Companies Analysis
--------------------------------------------------------------------------------------------------------------
                                                                                            Valuation Analyses

                                   Comparable Company Trading Multiples

(US$ mm, exc. per share data)

                                                  [graphic]

Note: Net Income estimates for Apple, SPIL and King Yuan adjusted to US GAAP.

 1. Market Capitalization based on the treasury -method diluted share count calculated from latest public filing.

 2. Enterprise value calculation based on market value plus net debt. Tangerine EV adjusted for shareholding in Apple, assuming a 3% discount to current market price.

 3. Calendarized revenue, EBITDA, and net income estimates are based on IBES estimates; includes proportionate share of ASE Korea under the label called "Tangerine - (incl. Korea)" . Tangerine's
      EBITDA and EBIT estimates adjusted for employee stock option.

 4. Tangerine EV includes 30% of Korea subsidiary's debt and cash.

 5. Tangerine EV includes 30% of Korea subsidiary's book value.

 6. UTAC is subject to take-private transaction.

Lehman Brothers 11

Comparable Companies Analysis - Benchmarking
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                                                                                            Valuation Analyses

2006A Revenue Mix                                      2006-2007E EBITDA Growth (1) (2)

[graphic]                                                        [graphic]

2007E EBITDA Margin (1)                                      2007E EBIT Margin (1)

[graphic]                                                        [graphic]

 1. Tangerine's EBIT and EBITDA estimates adjusted for employee option expense.

 2. Tangerine's 2006 EBITDA adjusted for employee option expense.

Lehman Brothers 12

Comparable Transaction Analysis
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                                                                                            Valuation Analyses

Comparable Transactions (1)

                                                  [graphic]

Median           2.03x                 5.6x             1.92x    5.9x             1.88x    5.9x
Mean             1.97x                 8.9x             2.42x    8.1x             2.24x    8.0x
High             4.83x                 24.7x            3.68x    13.5x            3.57x   13.3x
Low              0.58x                 3.2x             1.65x    5.0x             1.64x    4.9x

 1. Based on press releases and company filings.

 2. Based on offer price of S$1.75 per share.

 3. Based on offer price of S$1.88 per share, applicable in case 90% of shares tendered.

 4. Transaction was terminated hence excluded in the calculation summary.

 5. Initial acquisition of 70%; multiples based on full results.

Lehman Brothers 13

Premium Paid Analysis

Valuation Analyses

Selected All Cash Minority Buy-Out Transactions [1]

Transaction Date				Transaction	%	Final Premiums Paid over Average Price for			
Announced	Effective	Target Name	Acquiror Name	Value ($mm)	Acquired	1 Day	7 Days	30 Days	90 Days
10/20/2006	04/05/2007	Arla Foods UK PLC	Arla Foods UK Holding Ltd	$420.7	49.0%	22.4%	25.0%	35.5%	42.7%
12/30/2006	03/28/2007	Sinvest ASA	Aban International Norway	657.6	50.0%	4.2%	5.0%	5.9%	12.4%
11/06/2006	12/11/2006	Neomax Co Ltd	Hitachi Metals Ltd	719.0	43.6%	19.9%	16.9%	21.8%	14.6%
11/03/2005	01/12/2006	Zhenhai Refining & Chemical Co.	Sinopec Corp.	989.0	28.7%	12.2%	19.4%	24.5%	31.4%
06/14/2005	09/16/2005	John Q Hammons Hotels Inc.	JQH Acquisition LLC	158.4	24.0%	3.2%	2.9%	7.9%	7.9%
01/22/2005	05/24/2005	Equant NV	France Telecom SA	711.7	45.8%	16.0%	17.9%	9.4%	18.3%
12/30/2004	05/10/2005	Beijing Yanhua	Sinopec	493.2	30.0%	10.9%	16.5%	23.9%	29.0%
01/27/2005	04/21/2005	Genencor International Inc.	Danisco A/S	183.8	16.0%	23.9%	22.4%	19.9%	19.7%
12/07/2004	01/24/2005	Telecom Italia Mobile S.p.A.	Telecom Italia S.p.A.	28,820.7	44.7%	8.3%	10.0%	15.8%	23.2%
08/02/2004	12/08/2004	Cox Communications Inc.	Cox Enterprises Inc.	8,389.6	37.8%	26.0%	24.1%	23.4%	15.0%
06/02/2003	08/22/2003	Ribapharm Inc.	ICN Pharmaceuticals Inc.	187.3	19.9%	23.0%	26.0%	39.2%	30.1%
07/08/2002	02/28/2003	International Specialty Products	Samuel J. Heyman	138.0	20.0%	35.5%	37.8%	41.2%	19.4%
06/17/2002	08/05/2002	Fortress Group Inc.	Lennar Corp.	112.2	26.9%	16.8%	20.7%	20.9%	20.7%
02/19/2002	04/11/2002	Travelocity.com Inc.	Sabre Holdings Corp.	447.2	30.0%	45.8%	43.9%	23.0%	31.5%
			Mean:			19.2%	20.6%	22.3%	22.6%
			Median:			18.4%	20.0%	22.4%	20.2%
			High:			45.8%	43.9%	41.2%	42.7%
			Low:			3.2%	2.9%	5.9%	7.9%

Recent SATS M&A Transactions

			Transaction	%	Final Premiums Paid over Average Price for			
Annc. Date	Target Name	Acquiror Name	Value ($mm)	Acquired	1 Day	7 Days	30 Days	90 Days
06/26/2007	United Test and Assembly Center	Affinity Equity Partners and TPG Capital [2]	$1,394.6	100.0%	11.1%	12.8%	22.4%	29.3%
03/01/2007	STATS ChipPAC	Singapore Technologies Semiconductors	2,286.0	46.4%	18.2%	21.6%	33.6%	46.7%
11/24/2006	ASE	Carlyle Asia	5,233.5	-	12.7%	16.3%	23.3%	24.3%
		Mean [3]:			14.7%	17.2%	28.0%	38.0%
		Median [3]:			14.7%	17.2%	28.0%	38.0%
		High [3]:			18.2%	21.6%	33.6%	46.7%
		Low [3]:			11.1%	12.8%	22.4%	29.3%

1. *Source: SDC and Factset. Transaction terms based upon press releases and SEC-filed documents; stock prices and premiums calculated using FactSet; includes completed or pending transactions since 2002 where acquirer owned >50% of target before transaction. Acquired equity value >US$100mm. Final premiums are based on final bid per share compared with last published closing price per share prior to the initial deal announcement.*
2. *The transaction must be approved by a majority representing at least 75% in value of the shares held by UTAC shareholders.*
3. *Carlyle Asia / ASE transaction was terminated hence excluded from the calculation of summary statistics.*

LEHMAN BROTHERS

14

Third Party Research on Tangerine
--------------------------------------------------------------------------------------------------------------
                                                                                            Valuation Analyses

Range of target prices: $13 - $15
Ratings: 2 outperform, 2 in-line with market

                                  Third Party Projections for Tangerine

                                                  [graphic]

Source: Select broker reports.

 1. Revenue, EBITDA and net income (ROC GAAP) estimates as per IBES. Gross profit, EBIT, net income (US
      GAAP) estimates as per mean of depicted broker reports.

Lehman Brothers 15

Tangerine Liquidity Analysis
--------------------------------------------------------------------------------------------------------------
                                                                                            Valuation Analyses

Tangerine NASDAQ -listed common shares are relatively illiquid with average daily volume only representing less than 1% of its free float

Historical Average Daily Trading Volume

Volume (mm)

(shares in mm)                    2003            2004         2005         2006           2007 YTD
Low                               0.004           0.004        0.020        0.044            0.054
High                              1.853           4.080        1.994        4.005            2.148
Average                           0.355           0.437        0.325        0.384            0.328
% of Free Float(1)                0.71%           0.87%        0.65%        0.77%            0.66%

 1. Free float excludes Apple shareholding.

Lehman Brothers 16

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                                                                                                      Appendix

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                                                                                      Approach and Methodology

Approach and Methodology
--------------------------------------------------------------------------------------------------------------
                                                                                      Approach and Methodology

                                           Key Information Sources

   We have reviewed to date the following documents of Tangerine:

     - Correspondences between Apple and Tangerine

         o Letter dated June 1, 2007 and received by Tangerine on June 4,
              2007, expressing Apple's intention to re-initiate discussions with Tangerine regarding a proposed privatization from May 2006

         o Letter dated June 6, 2007 from Special Committee of Tangerine to
              Apple, responding to the June 1 letter

         o Confidential proposal from Apple detailing the conditions under which the privatization would be implemented dated June 8, 2007

         o Offer letter from Apple to Tangerine dated June 14, 2007

         o Letter from Apple to Tangerine dated August 21, 2007

     - Form 20-F filing for FY 2006 ending December 31, 2006

     - Un-audited results for the first half ended June 30, 2007, as well as monthly management accounts for July 2007

     - Management forecast for 2007 (June and August versions)

     - Independent third party research reports

     - Draft Scheme Implementation Agreement

   During the course of our due diligence we have also had discussions with
     Tangerine management regarding their outlook for Tangerine and general industry conditions

                                                 Key Analyses

   We have undertaken the following analyses:

     - Historical share price performance

     - Comparable company trading multiple analysis

     - Comparable transaction multiple analysis

     - Premium analysis for all-cash minority buy-out transactions and recent transactions in the SATS sector

     - Third party research estimates and views

     - Liquidity analysis

Lehman Brothers 17

Treatment of Employee Option Expense and ASE Korea

Approach and Methodology

(US$ in '000s)	Tangerine Standalone (ROC GAAP)	Employee Option Expense	ASE Korea	Adjusted [1]
Management Estimates:				
EBITDA	212,592	(7,540)	114,013	239,257
EBIT	94,099	(7,540)	62,707	105,372
Consensus Estimates:				
EBITDA	207,244	(7,540)	114,013	233,908
EBIT	97,445	(7,540)	62,707	108,718
Total Debt	104,649		55,112	121,183
Cash & Cash Equivalents	219,436		53,852	235,592

1. *Standalone - Employee Option Expense + 30% ASE Korea*

LEHMAN BROTHERS 18

Valuation Summary
--------------------------------------------------------------------------------------------------------------
                                                                                      Approach and Methodology

                    Valuation Tangerine Enterprise Market Value  Net     Equity Diluted Shares Implied
                              07E
                      Range   Metric                of Apple                   Outstanding    Tangerine Sh.
  Valuation Basis                (1)      Value     Holding     Debt   Value       (2)            Price
   (All figures in millions, except per share amounts)
 EV / 2007E EBITDA    3.5x       $239.3      $837.4       $198.5    ($114.4)  $1,150.3    102.8    $11.19
                      4.5x       $239.3     $1,076.7      $198.5    ($114.4)  $1,389.5    102.8    $13.52
  EV / 2007E EBIT     9.5x       $105.4     $1,001.0      $198.5    ($114.4)  $1,313.9    102.8    $12.79
                      10.5x      $105.4     $1,106.4      $198.5    ($114.4)  $1,419.3    102.8    $13.81

 1. EBITDA and EBIT estimates adjusted for employee option expense.

 2. Assumes all outstanding options exercisable.

Lehman Brothers 19

Purchase Price Ratio Analysis
--------------------------------------------------------------------------------------------------------------
                                                                                      Approach and Methodology
                                                       [graphic]

1.  Assumes all outstanding options are exercisable.
2.  Includes 30% share of ASE Korea's debt and cash.
3.  Calculated for 206,778,782 shares held by Tangerine in Apple; assuming a 3% discount to the current market price of NT$32.65 per share and exchange rate of US$1 : NT$ 33.00; no tax leakage.
4.  Adjusted for employee option expense.
5.  2007E net income based on US GAAP. Management estimates derived from 2007E management accounts;
    consensus estimates represent mean of research estimates.
6.  Tangerine's investment in ASE Korea treated as an equity investment and subtracted from
    Tangerine's market value to arrive at the enterprise value.

Lehman Brothers 20

--------------------------------------------------------------------------------------------------------------
Tangerine Summary

Tangerine Corporate Structure

Tangerine Summary

- Apple and its affiliates currently own 51.9% of Tangerine
- Tangerine's common shares are currently traded on the NASDAQ, and its Taiwan Depositary Shares (or "TDSs") are listed on the Taiwan Stock Exchange with each TDS representing 0.0125 of one common share



Unaffiliated Tangerine Shareholders
Apple and its Directors
48.1%
51.9%
4.0%(1)
Tangerine
70.0%(2)
100.0%
100.0%
99.9%
30.0%(2)
ISE Labs, Inc.
ASE Electronics (M) SDN. Bhd.
ASE Test Inc.
ASE (Korea) Inc.

Additional Information (3)

Tangerine Total No. of Shares Outstanding (4) :	101,028,341
Tangerine No. of Shares Owned by Apple :	50,985,143
Tangerine No. of Shares Owned by Apple Affiliates:	1,400,184
% Total Shareholding in Tangerine:	*51.9%*
Apple Total No. of Shares Outstanding (5) :	5,227,221,691
Apple No. of Shares Owned by Tangerine (1) :	206,778,782
% Shareholding in Apple	*4.0%*

1. *4.0% Apple stake is owned by Tangerine and ASE Test Inc. Tangerine itself owns 199,146,132 shares while ASE Test Inc. owns 7,663,413 shares, of which Tangerine owns 99.99%*
2. *Tangerine and Apple hold their interests in ASE Korea through ASE Investment (Labuan).*
3. *Source: Tangerine.*
4. *Tangerine has 879,652,000 TDSs which are equivalent to 10,995,650 common shares, representing ~11% of total shares outstanding.*
5. *Excludes 212,402,693 treasury shares.*

LEHMAN BROTHERS 21

Tangerine Shareholding

Tangerine Summary

Tangerine Unaffiliated Shareholders [1]

Owners	Shares Held	% of Total
Major Institutions		
Chilton Investment Co, Inc	3,059,066	3.03%
Wasatch Advisors, Inc	2,035,688	2.01%
Canyon Capital Advisors LLC	1,800,000	1.78%
HealthCor Management LP	1,792,500	1.77%
Fidelity Management & Research	1,642,700	1.63%
Whale Rock Capital Management LLC	1,400,000	1.39%
Soros Fund Management LLC	1,040,850	1.03%
Renaissance Technologies Corp	965,916	0.96%
Intrepid Capital Management, Inc	910,000	0.90%
Systematic Financial Management LP	899,600	0.89%
Top 10 Institutions	15,546,320	15.39%
Other Institutions	10,928,169	10.82%
Total Institutions	26,474,489	26.21%
Tangerine Directors		
Mr. Albert C.S. Yu	45,176	0.04%
Mr. Chin Ko-Chien	4,672	0.00%
Other Public Shareholders	22,118,677	21.89%
Total Tangerine Unaffiliated Shareholders	48,643,014	48.10%

Apple Affiliated Persons [2]

Owners	Shares Held	% of Total
Apple & Tangerine Directors [3]		
Mr. Richard H.P. Chang	1,046,276	1.04%
Mr. Jason C.S. Chang	183,908	0.18%
Mr. Joseph Tung	143,000	0.14%
Total Apple & Tangerine Directors	1,373,184	1.36%
Apple (Only) Directors		
Mr. Tien Wu	11,000	0.01%
Apple Management		
Mr. Freddie Liu	16,000	0.02%
Total Apple Directors	1,400,184	1.39%

1. *Source: Factset*
2. *Source: Draft Scheme Announcement*
3. *Represent Directors who sit on the Board of both Tangerine and Apple.*

LEHMAN BROTHERS

22

Tangerine Financial Summary
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                                                                                             Tangerine Summary

Revenue                                                              Gross Profit
[graphic]                                                               [graphic]

Reported EBITDA (1)                                             Net Income (U.S. GAAP)
[graphic]                                                               [graphic]

Note: Actual historical figures from 2003-2006 derived from Company financials. 2007 estimates derived from Management forecasts. Based on ROC GAAP except for noted.

 1. EBITDA calculation based on income from operations plus depreciation and amortization expenses.

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